UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2007

Barrier Therapeutics, Inc.

(Exact name of registrant specified in its charter)

Delaware	000-50680	22-3828030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 3200, Princeton, New Jersey 08540

(Address of principal executive offices)

(609) 945-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2007, Barrier Therapeutics, Inc. (the “Company”) received notice from Charles T. Nomides of his election to resign from his employment with the Company effective September 13, 2007 on account of “Good Reason” as a result of a material diminution of duties. As a result, Mr. Nomides will be entitled to receive a severance payment equal to $374,550, payable within 30 days of his date of termination. In addition, all of the outstanding stock options and restricted stock held by Mr. Nomides which would have vested or become exercisable within one year following his date of termination shall become vested and/or exercisable, and any outstanding stock options that are vested shall remain exercisable for six months after his date of termination. Finally, Mr. Nomides shall be entitled to 12 months of health benefits.

As previously disclosed pursuant to a Form 8-K filed on June 18, 2007, on June 14, 2007, the Company entered into a letter agreement with Mr. Nomides pursuant to which the Company acknowledged that its employment of Dr. Braham Shroot constituted a material diminution of Mr. Nomides’ duties, responsibilities and authorities within the meaning of “Good Reason” under Mr. Nomides’ Amended and Restated Employment Agreement with the Company, dated December 6, 2006. The effect of the letter agreement was that Mr. Nomides could resign from his employment with the Company for “Good Reason” on account of such diminution of duties at any time prior to September 13, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.

Date: August 28, 2007	By:	/s/Al Altomari
	Name:	Al Altomari
	Title:	Chief Operating Officer